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                                                                     EXHIBIT 5.1

                             [Letterhead of Aperian]





                                October 14, 2000



Aperian, Inc.
1121 East 7th Street
Austin, Texas 78702

Ladies and Gentlemen:

         I have served as general counsel for Aperian, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, with respect to 666,667 shares (the "Shares") of the Common Stock, $0.01 par value, of the Company ("Common Stock") that may be issued and sold by the Company pursuant to the Aperian, Inc. 2000 Stock Incentive Plan (the "Plan").

         With respect to the foregoing, I have examined the Registration Statement and such other documents, and such legal matters, as I have deemed necessary to render the opinion expressed herein. Based on the foregoing, I am of the opinion that the Shares reserved for issuance pursuant to the Plan, when issued and sold in accordance with the Plan and the corresponding option agreements entered into by the Company for consideration equal to at least the par value per Share, will be duly authorized, validly issued, and fully paid and nonassessable.

         I consent to the use of this opinion as Exhibit 5.1 to the Registration Statement.

                                                     Very truly yours,


                                                     /s/ PETER E. LORENZEN
                                                     Peter E. Lorenzen
                                                     General Counsel